                                                                     EXHIBIT 4.2

                       RECAPITALIZATION AGREEMENT

     An agreement made as of this _____ day of __________, 1998 by and among BankVest Capital Corp., a Massachusetts corporation (the "Company"), Primus Capital Fund III Limited Partnership, an Ohio limited partnership ("Primus"), PNC Venture Corp., a Delaware corporation ("PNC"), Whitney Subordinated Debt Fund, L.P. ("WSDF") and those stockholders of the Company listed on Exhibit A
                                                                    ---------
hereto (the "Stockholders").

     WHEREAS, the signatories hereto are parties to, subject to, or enjoy the benefits of, certain agreements, securities, and instruments more particularly set forth on Exhibit B hereto (collectively, the "Related Agreements"); and
             ---------

     WHEREAS, the parties propose to effect a certain "Plan of Recapitalization and Reclassification" by filing of a certain amendment (the "Articles Amendment") to the Amended and Restated Articles of Organization of the Company (the "Restated Articles") which Articles Amendment is attached as Exhibit C, and
                                                                  ---------
by the taking of certain additional corporate action more particularly described in the votes of the Board of Directors of the Company contained in the Unanimous Written Consent to Action annexed hereto as Exhibit D; and
                                            ---------

     WHEREAS, the parties wish to evidence and record their various agreements in furtherance of the Plan of Recapitalization and Reclassification;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, IT IS AGREED:

     1.   Recitations.
          -----------

          1.1. Initial Public Offering. The parties acknowledge that the
               -----------------------
Company presently is preparing for its initial public offering of its securities, an underwritten offering registered on Form S-1 covering up to that number of shares of its Common Stock (as hereinafter defined) equal in amount to the maximum aggregate offering price of $___________ (the "Maximum Aggregate Offering Price") (the "Initial Public Offering").

          1.2. Articles Amendment. The parties acknowledge that pursuant to the
               ------------------
Articles Amendment, as of a date immediately before the date upon which the Company anticipates that its Initial Public Offering shall be declared effective by the Securities and Exchange Commission (which shall be a date at least one business day prior to the date on which the Company effects the Registration of its Common Stock, as hereinafter defined, pursuant to Section 12 of the Securities Exchange Act of 1934), the following recapitalization and reclassification of the securities of the Company shall occur in the following sequence:

               1.2.1. There shall be authorized 25,000,000 shares of a newly reclassified and redesignated class of common stock, par value $1.00 per share, of the Company ("Common Stock"). The Company shall reclassify and redesignate its authorized shares of Class A Common Stock, par value $1.00 per share, into shares of

Common Stock. Each issued and outstanding share of Class A Common Stock thereupon shall be automatically reclassified and redesignated into one share of Common Stock.

               1.2.2. There shall be authorized 2,000,000 shares of a newly reclassified and redesignated class of non-voting common stock, par value $1.00 per share, of the Company ("Non-Voting Common Stock"). The Company shall reclassify and redesignate its authorized shares of Class B Common Stock, par value $1.00 per share, into shares of Non-Voting Common Stock. Each issued and outstanding share of Class B Common Stock, if any, thereupon shall be automatically reclassified and redesignated into one share of Non-Voting Common Stock.

               1.2.3. All 30,000 issued and outstanding shares of Class A Preferred Stock of the Company shall be converted automatically and without necessity of further action into 480,000 shares/*/ of newly-constituted Common Stock, and the Class A Preferred Stock shall be eliminated as an authorized class of shares of the Company.

               1.2.4. All 30,000 issued and outstanding shares of Class B Preferred Stock of the Company shall be converted automatically and without necessity of further action into 480,000 shares* of newly-constituted Non-Voting Common Stock, and the Class B Preferred Stock shall be eliminated as an authorized class of shares of the Company.

               1.2.5. All 37,500 issued and outstanding shares of Class C Preferred Stock of the Company shall be converted automatically and without necessity of further action into 348,837 shares* of newly-constituted Common Stock, and the Class C Preferred Stock shall be eliminated as an authorized class of shares of the Company.

               1.2.6. All 37,500 issued and outstanding shares of Class D Preferred Stock of the Company shall be converted automatically and without necessity of further action into 348,837 shares* of newly-constituted Non-Voting Common Stock, and the Class D Preferred Stock shall be eliminated as an authorized class of shares of the Company.

               1.2.7. Without limiting the generality of the effect of the Articles Amendment, the parties further acknowledge that the Plan of Recapitalization and Reclassification shall render null and void the Certificate of Designation (as defined in Exhibit B).
                              ---------

               1.2.8. Notwithstanding anything herein to the contrary, all certificates representing shares of Class A Common Stock, which are issued and outstanding subsequent to the effectiveness of the recapitalization and reclassification, shall be deemed to be certificates representing the applicable number of shares of Common Stock subject to the recapitalization and reclassification, and such original certificates may be surrendered and exchanged at the closing of the Initial Public Offering or any time thereafter for such new certificates of Common Stock. Likewise, all certificates representing shares of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock which are issued and outstanding subsequent to

___________________________
/*/ Prior to giving effect to the stock split described in Section 1.3 hereof.

the effectiveness of the recapitalization and reclassification, shall be deemed to be certificates representing the applicable number of shares of Common Stock and Non-Voting Common Stock as designated in Sections 1.2.3 through 1.2.6 hereof, subject to the recapitalization and reclassification, and such original certificates may be surrendered and exchanged at the closing of the Initial Public Offering or any time thereafter for such new certificates of Common Stock and Non-Voting Common Stock, as applicable.

     1.3.  Split.  The parties further acknowledge that pursuant to the
           -----
resolutions of the Board of Directors of the Company annexed hereto as
Exhibit D, inter alia on the same date specified in Section 1.2 above and
---------  ----  ----
immediately after the transactions therein specified, the Company shall effect a 3 for 2 stock split of each share of the Common Stock and the Non-Voting Common Stock of the Company, in the form of a stock dividend.

     2.   Consent.
          -------

          2.1  Recapitalization. Primus, PNC, WSDF and the Stockholders: Consent
               ----------------
to the Plan of Recapitalization and Reclassification as more particularly described in Sections 1.2 and 1.3 above; and waive any violation by the Company of, or non-compliance on the part of the Company under each and all of the Related Agreements which might arise by reason of the effectuation of the Plan of Recapitalization and Reclassification.

          2.2  Underwriters. Primus, PNC, WSDF and the Stockholders consent to
               ------------
the engagement by the Company of Piper Jaffray Inc., CIBC Oppenheimer Corp. and Friedman, Billings, Ramsey & Co., Inc., as underwriters for the Initial Public Offering.

          2.3  Use of Name of WSDF.  WSDF consents to the use of its name in the
               -------------------
Registration Statement on Form S-1, in the Prospectus and in any other related document or instrument prepared in connection with the Initial Public Offering.

     3.   Related Transactions.
          --------------------

          In addition to the transactions contemplated in Section 1 above, upon the "Closing Date" (hereinafter defined) of the Initial Public Offering the following transactions shall occur.

          3.1  Dividend. The Company shall pay to each holder of Class A
               --------
Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock of the Company, who is a record holder of such shares prior to the effectiveness of the recapitalization and reclassification, as of the date of the first closing under the Underwriting Agreement for the Initial Public Offering ("Closing Date"), a sum in cash, or by certified or bank cashier's check, equal to the dividend that would have been payable thereon, to the extent cumulated and theretofore unpaid, as of the Closing Date (and as if the said shares of preferred stock had continued to be authorized and issued, and had been held by such holder until such Closing Date).

          3.2.  Note Repaid. The Company shall pay the Subordinated Note (as
                -----------
defined in Exhibit B), together with interest in full, in cash or by certified
           ---------
or bank cashier's
check or by wire transfer, and WSDF shall contemporaneously return the original Subordinated Note to the Company so that same may be marked "paid and canceled."

     4.   Additional Agreements.
          ---------------------

     In addition to undertaking the actions and performing the agreements above set forth, the parties agree:

          4.1.  Lock-Up. Pursuant to lock-up agreements, each substantially in
                -------
the form of Exhibit G annexed hereto, Primus, PNC and WSDF severally agree,
            ---------
among other things, for a period of 180 days after the date of the final Prospectus for the Initial Public Offering, not to sell any securities of the Company owned by them, unless same have been included for registration in the Initial Public Offering, and each hereby agrees to sign such other and further documentation, including without implied limitation any so-called lock-up letter, as shall be reasonably requested by the underwriters of the Company in order to further evidence such agreement.

          4.2.  Purchase Agreement.  The Company, Primus and PNC agree that the
                ------------------
Primus PNC Purchase Agreement (as defined in Exhibit B) shall terminate on the
                                             ---------
effective date of the Initial Public Offering, provided however that the warranties and representations and covenants of the parties thereto as set forth in Paragraph 3H, all of Section 5 and Paragraphs 7A and 7C thereof shall survive such termination to the extent expressly provided therein and, to the extent not expressly so provided therein, to the extent provided by law. Each of the parties to the said agreement acknowledges and agrees that each of the others has fully and completely performed all of its obligations thereunder or, to the extent any such obligations have not been so fully performed, that any such obligations are waived.

          4.3   Second Purchase Agreement. The Company, Primus and PNC agree
                -------------------------
that the Second Primus PNC Purchase Agreement (as defined in Exhibit B) shall
                                                             ---------
terminate on the effective date of the Initial Public Offering, provided however that the warranties and representations and covenants of the parties thereto as set forth in Paragraph 3H, all of Section 5 and Paragraphs 7A and 7C thereof shall survive such termination to the extent expressly provided therein and, to the extent provided by law. Each of the parties to the said agreement acknowledges and agrees that each of the others has fully and completely performed all of its obligations thereunder or, to the extent any such obligations have not been so fully performed, that any such obligations are waived.

          4.4.  Stockholders Agreement. Except for Paragraph 5 thereof, relating
                ----------------------
to certain lock-up arrangements among certain stockholders who are parties to the Stockholders Agreement, the Company, Primus, PNC, WSDF and the Stockholders agree that the Stockholders Agreement (as defined in Exhibit B) shall terminate
                                                     ---------
on the effective date of the Initial Public Offering. Such Paragraph 5 shall survive in accordance with the original terms of the Stockholders Agreement. Each of the parties to the said agreement acknowledges and agrees that each of the others has fully and completely performed all of its obligations thereunder or, to the extent any such obligations have not been so fully performed, that any such obligations are waived.

          4.5.  Registration Rights Agreement. The Company, Primus, PNC and WSDF
                -----------------------------
agree that the Registration Rights Agreement (as defined in Exhibit B) shall
                                                            ---------
remain in full force and effect in accordance with its terms, provided: such agreement shall not be deemed violated by the Plan of Recapitalization and Reclassification or any of the actions of the Company contemplated hereunder; each of Primus, PNC and WSDF hereby waives any registration rights it may have with respect to a registration on Form S-8 of shares issued under the 1995 Company Stock Option Plan, as amended by the Board of Directors to date. In addition, the Company, Primus, PNC and WSDF hereby agree that paragraph 3(a) of the Registration Rights Agreement is hereby deleted and the following is inserted in lieu thereof:

     "(a) Each holder of Registrable Securities shall not effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of the Company's initial public offering of Common Stock (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree."

          4.6.  Primus Warrant; PNC Warrant. The Company and Primus agree that
                ---------------------------
the Primus Warrant (as defined in Exhibit B) shall remain in full force and
                                  ---------
effect in accordance with its terms, except that same shall be exercisable in shares of the Company's newly constituted Common Stock, and shall be adjusted in accordance with its terms, including with respect of the stock split described in Section 2 above. The Company and PNC agree that the PNC Warrant (as defined in Exhibit B) shall remain in full force and effect in accordance with its
   ---------
terms, except that it shall be exercisable in shares of the Company's newly constituted Non-Voting Common Stock, and shall be adjusted in respect of the stock split described in Section 2 above. Whenever any reference is made in either of such Warrants to a definition contained in an instrument which is being terminated herein, each provision of each such instrument as so referred shall be (unless contrary to the intent and purposes hereof) deemed incorporated by reference into such Warrant and shall thereby survive as a provision of such Warrant.

          4.7.  WSDF Purchase Agreement.  The Company and WSDF agree that the
                -----------------------
Securities Purchase Agreement (as defined in Exhibit B) be and the same is
                                             ---------
terminated effective on the effective date of the Initial Public Offering, provided however that the warranties and representations of the parties thereto as set forth in Articles 5 and 6 thereof shall survive such termination to the extent expressly set forth therein and, to the extent not so expressly provided therein, to the extent provided by law. Each of the parties to the said agreement acknowledges and agrees that the other has fully and completely performed all of its obligations thereunder, or that to the extent any such obligations have not been so performed, any obligation to perform the same is waived.

          4.8.  Vested Warrant. The Company and WSDF agree that the Vested
                --------------
Warrant (as defined in Exhibit B) shall remain in full force and effect in
                       ---------
accordance with its terms, except that same shall be exercisable in shares of the Company's newly constituted Common Stock, and shall be adjusted in accordance with its terms, including with respect to the stock split described in Section 2 above. Whenever any reference is made in such Vested Warrant to a definition contained in an instrument which is being terminated herein, each provision of each such instrument as so referenced shall be (unless contrary to the intent and purpose hereof) deemed incorporated by reference into the Vested Warrant and shall thereby survive as a provision of such Vested Warrant.

          4.9.  Vesting Warrant. The Company and WSDF agree that the Vesting
                ---------------
Warrant (as defined in Exhibit B) be and the same hereby is terminated effective
                       ---------
on the effective date of the Initial Public Offering, and WSDF hereby acknowledges that all obligations of the Company to it thereunder will have been satisfied.

          4.10. Put Agreement. The Company and WSDF agree that the Put Agreement
                -------------
(as defined in Exhibit B) be and the same hereby is terminated effective on the
               ---------
effective date of the Initial Public Offering, provided however that the warranties and representations of the parties thereto as set forth therein shall survive such termination to the extent expressly provided therein and, to the extent not so expressly provided therein, to the extent provided by law. Each of the parties to the said agreement acknowledges and agrees that the other has fully and completely performed its obligations thereunder, or that to the extent any such obligations have not been so performed, such obligation to perform the same is waived.

          4.11  Consent and Waiver.  Primus, PNC and WSDF hereby consent to the
                ------------------
increase in the number of shares subject to issuance under the 1995 Stock Option Pool from 600,000 shares currently to 1,100,000 (post-split) as provided in Exhibit D hereto.
---------

     5.   Unified Agreement.
          -----------------

          The parties express their intention that the provisions hereof constitute a unified agreement, and that although certain events shall occur on different dates it is the intention of the parties that none of the transactions be given permanent effect unless all of the transactions herein specified shall become effective. Consequently, in the event that there is no closing of the Initial Public Offering on or before June 30, 1999, then the parties (unless they otherwise unanimously agree) intend that this Agreement shall become null and void, and of no further force or effect (except that such nullification shall not limit any right of enforcement of, or for damages in connection with any breach of this agreement on the part of any party). In the event that this Agreement shall terminate as herein specified and certain partial performances hereunder shall have been completed by the parties hereto (by way of example only, if there shall have been an effective date but not a closing date under the Initial Public Offering, such that the transactions contemplated by the Articles Amendment shall have been effected), the parties severally covenant and agree to take any and all action, including without implied limitation any and all necessary votes of stockholders, and to file any and all instruments and documents, including without implied limitation such amendments to or restatements of the Articles of Organization of the Company as on file with the Secretary of The Commonwealth of Massachusetts, as shall be necessary, appropriate or, upon the reasonable request of any party hereto, desirable in order to restore all parties to their respective rights and obligations immediately prior to the effectiveness of the Recapitalization. Without implied limitation, such action may include the re-establishment of the capital structure of the Company as in effect prior to the Articles Amendment, the rescission of the exchange of any Company securities in connection with the Plan of Reorganization and Recapitalization, and the repayment of any dividends theretofore paid.

     6.   Voting Agreement; Proxy.
          -----------------------

     Each of Primus, PNC, WSDF and the Stockholders severally agrees that, in the event and to the extent it holds securities of the Company which entitle it, pursuant to the present Articles of Organization of the Company or pursuant to applicable Massachusetts law, to vote upon the authorization of the Articles Amendment or to vote upon any other matter relative to the Plan of Reorganization and Reclassification, for and in consideration of the like covenants and undertakings herein contained, each and all of said parties shall vote affirmatively for the authorization of the Restated Articles, and for the authorization of all other transactions on the part of the Company herein contemplated, at any meeting of stockholders or securities holders of the Company, or any class thereof, or pursuant to any written consent to any action in lieu of any such meeting. Each and any such parties further acknowledge that any notice of any meeting at which the Plan of Recapitalization and Reclassification would or might be considered by securities holders of the Company shall provide a notice of the rights of dissenting stock holders for an appraisal of their shares pursuant to Sections 76 and 86-98 of Chapter 156B of the General Laws of The Commonwealth of Massachusetts, substantially in the form annexed as Exhibit E. Each of the parties hereto irrevocably agrees to and does
           ---------
hereby waive its rights of appraisal, if any, whether arising under said statutory sections or otherwise, and agrees to execute any and all documents requested by the Company further to evidence such waiver or their respective consents to the Plan of Recapitalization and Reclassification. In furtherance of the within voting agreement of security holders of the Company, each of Primus, PNC and WSDF agrees to and does hereby constitute Paul S. Gass and Charles W. Cross or either of them as their duly designated proxy and attorney in fact, in order to effectuate the provisions of this Section 6, and has executed and does hereby deliver the several proxies annexed hereto as Exhibits
                                                                       --------
F-1 through F-3.  Each of Primus, PNC and WSDF does hereby further declare that
---         ---
its respective proxy is coupled with an interest and is irrevocable. Notwithstanding anything herein to the contrary, nothing herein shall be interpreted to mean that Primus, PNC and WSDF are acting in concert as a group in connection with the voting arrangement described hereunder.

     7.   Miscellaneous.
          -------------

          7.1.  Binding. This Agreement shall be binding upon the parties hereto
                -------
and their respective successors, assigns, heirs and legal representatives.

          7.2.  Applicable Law. This Agreement shall be subject to the laws of
                --------------
The Commonwealth of Massachusetts without regard to principles of conflict of law.

          7.3.  Further Action. The parties agree from time to time upon
                --------------
reasonable request to restate such of the Related Agreements as shall survive the execution and performance hereof, so as to include requisite cross-references and so as to eliminate references to terminated or superseded agreements and instruments, and further to take such other action as may be reasonably requested by any party hereto further to evidence the provisions hereof.

          7.4.  Headings. Headings are included herein for convenience, do not
                --------
form a part of this Agreement, and are not admissible as to construction.

          7.5.  Entire. This instrument is the entire expression of the
                ------
agreement of the parties with respect to its subject matter, and supersedes all prior understandings, agreements or representations in such regard.

          7.6.  Specific Enforcement. The parties acknowledge the unique nature
                --------------------
of the provisions hereof, and agree that damages in event of breach would be both difficult to calculate and an inadequate remedy. Consequently, in the event of breach, and in addition to recovering any provable damages and reimbursement of any legal fees, the injured party shall be entitled to equitable relief, including specific performance.

          7.7   No Third Party Rights. No person or entity not signatory shall
                ---------------------
have any rights as a third party beneficiary under this Agreement, or to enforce the provisions hereof on behalf of any signatory hereto.

           [The Remainder of this Page is Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a contract under seal as of the date first above written.

BANKVEST CAPITAL CORP.  WHITNEY SUBORDINATED DEBT FUND, L.P.


By:____________________________  By:_________________________________________
Its:___________________________  Its:________________________________________

                                 PRIMUS CAPITAL FUND III
                                 LIMITED PARTNERSHIP

                                 By: Primus Venture Partners III
                                     Limited Partnership, its general partner

                                 By: Primus Venture Partners, Inc.
                                     its general partner


                                 By:_________________________________________
                                 Its:________________________________________

                                 PNC VENTURE CORP.


                                 By:_________________________________________
                                 Its:________________________________________

                                 EXISTING STOCKHOLDERS

                                 ____________________________________________
                                 Paul S. Gass

                                 ____________________________________________
                                 John P. Colton

                                 ____________________________________________
                                 James D. Gerson

                                 ____________________________________________
                                 Kellie D. Jacques

                                 ____________________________________________
                                 Michael P. Karman

                                 ____________________________________________
                                 Cathy F. Sutton

                                   EXHIBIT A
                                   ---------


PAUL S. GASS

JOHN P. COLTON

JAMES D. GERSON

KELLIE D. JACQUES

MICHAEL P. KARMAN

CATHY F. SUTTON

                                   EXHIBIT B
                                   ---------


1. Purchase Agreement by and among BankVest Capital Corp., Primus Capital Fund III Limited Partnership and PNC Venture Corp. dated as of May 30, 1996, as amended by First Amendment to and Waiver of Certain Provisions to Purchase Agreement, dated as of February 28, 1997 and the Second Amendment to and Waiver of Certain Provisions to Purchase Agreement, dated as of May 28, 1998 (collectively, "Primus PNC Purchase Agreement");

2. Amended and Restated Stockholders Agreement by and among the Company, Primus, PNC, and the Stockholders dated as of May 28, 1998 (the "Stockholders Agreement");

3. BankVest Capital Corp. Amended and Restated Registration Rights Agreement by and among the Company, Primus, PNC and WSDF dated as of February 28, 1997, as amended by the First Amendment to Amended and Restated Registration Rights Agreement, dated as of May 28, 1998 (collectively, the "Registration Rights Agreement");

4. BankVest Capital Corp. Stock Purchase Warrant dated as of May 30, 1996, Certificate No. WA-1, granted by the Company to Primus as amended by Stock Purchase Warrant dated as of May 22, 1997, Certificate No. WA-1(AR) ("Primus Warrant");

5. BankVest Capital Corp. Stock Purchase Warrant dated as of May 30, 1996, Certificate No. WB-1, granted by the Company to PNC as amended by Stock Purchase Warrant dated as of May 22, 1997, Certificate No. WB-1(AR) ("PNC Warrant").

6. Certificate of Vote of Directors Establishing a Series of Class of Stock dated May 29, 1996 and filed with the Secretary of the Commonwealth of Massachusetts ("Certificate of Designation").

7. Securities Purchase Agreement by and between the Company and WSDF dated as of February 28, 1997 (the "Securities Purchase Agreement");

8. BankVest Capital Corp. 10.101% Subordinated Promissory Note issued by the Company to WSDF due February 27, 2005 dated February 28, 1997 (the "Subordinated Note");

9. BankVest Capital Corp. Common Stock Purchase Warrant granted to WSDF, dated February 28, 1997, No. VDW-1 (the "Vested Warrant");

10. BankVest Capital Corp. Common Stock Purchase Warrant granted to WSDF, dated February 28, 1997, No. VGW-1 (the "Vesting Warrant"); and

11. Put and Call Agreement by and between the Company and WSDF dated as of February 28, 1997 (the "Put Agreement").

12. Purchase Agreement by and among BankVest Capital Corp., Primus Capital Funds III Limited Partnership and PNC Venture Corp. dated May 28, 1998 ("Second Primus PNC Purchase Agreement").


                                      12